THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

$450,000.00

October __, 2015

Odessa, Florida

For value received Westminster Pharmaceutical, LLC., a Delaware limited liability company (the “Company”), promises to pay to Gajan A. Mahendiran and Amudha Mahendiran or its assigns (collectively, the “Holder”) the principal sum of Fifty Thousand Dollars ($450,000.00) together with accrued and unpaid Royalty Payments (defined below) thereon, each due and payable on the date and in the manner set forth below, and Trxade Group, Inc., a Delaware corporation and parent of the Company (“Parent”), promises to issue its Common Stock in connection with a conversion of this Note.

This convertible promissory note (the “Note”) is issued as part of a series of similar convertible promissory notes (collectively, the “Notes”) pursuant to the terms of that certain Convertible Promissory Note Purchase Agreement (as amended, the “Agreement”) dated as of October __, 2015 with the Holder. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

1.

Repayment.  All payments hereunder shall be in lawful money of the United States of America.  All payments shall be applied first to accrued but unpaid Royalty Payments (defined on Exhibit A), and thereafter to principal.  The outstanding principal amount of the Loan shall be due and payable three years from the date of issuance and receipt of funds by the Company (the “Maturity Date”).

2.

Interest Rate.  The interest rate of this Note shall be paid in the form of a profit sharing arrangement defined as a “Royalty Payment,” as described on the Royalty Payment Schedule attached hereto on Exhibit A.

3.

Conversion.

(a)

Prior to the Maturity Date, at the option and election of the Holder made at least five days prior to the Maturity Date, the outstanding principal balance and any accrued but unpaid Royalty Payments under this Note shall be converted into shares of Common Stock of the Parent at a conversion price equal to Two Dollars and Fifty Cents ($2.50) per share (adjusting for any stock splits, recapitalizations and the like).

(b)

If the conversion of this Note would result in the issuance of a fractional share, Parent shall, in lieu of issuance of any fractional share, pay the Holder otherwise entitled to such fraction a sum in cash equal to the product resulting from multiplying the then current fair market value of one share of the class and series of capital stock into which this Note has converted by such fraction, or round to the nearest whole share.

4.

Maturity.  Unless this Note has been previously converted in accordance with the terms of Sections 3(a) above or satisfied in accordance with the terms of Section 6 below, the entire outstanding principal balance shall become fully due and payable on the Maturity Date, and any Royalty Payments shall be due in payable as described on the Royalty Payment Schedule attached hereto as Exhibit A.

5.

Expenses.  In the event of any default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

6.

Prepayment.  This Note shall be subject to prepayment, upon thirty (30) days prior written notice, at the option of the Company, in whole or in part, at any time and from time to time with a prepayment premium of FIFTEEN PERCENT (15%) of the amount of principal so prepaid is paid to the Holder in connection therewith.  All prepayments shall be first applied to delinquent accrued but unpaid Royalty Payments if and only if Event of Default has occurred.  If not prepaid in full, the profit participation percentages on Royalty Payment Schedule Exhibit A shall be adjusted and reduced pro-rata to reflect the reduced amount of principal outstanding.

7.

Default.  If there shall be any Event of Default hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under Section 7(c)) this Note shall accelerate and all principal shall become due and payable, provided, however, that Royalty Payments shall continue to be due in payable as described on the Royalty Payment Schedule.  The occurrence of any one or more of the following shall constitute an Event of Default:

(a)

The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued Royalty Payments or other amounts due under this Note on the date the same becomes due and payable, as and when the same shall become due and payable and which default, is not cured within thirty (30) days of written notice of such failure to perform;

(b)

The Company shall default in its performance of any covenant under the Agreement or any Note, and which default is not cured within thirty (30) days of written notice of such failure to perform;

(c)

The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

8.

Waiver.  The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

9.

Governing Law.  This Note shall be governed by and construed under the laws of the State of Florida, as applied to agreements among Florida residents, made and to be performed entirely within the State of Florida, without giving effect to conflicts of laws principles.  The Note is further subject to the venue and arbitration provisions in the Agreement.

10.

General Obligation.  This Note is a general unsecured obligation of the Company and in no event shall any officer or director of the Company, or any affiliate of the Company, be liable for any amounts or damages due and payable pursuant to this Note.

11.

Modification; Waiver. Any term of this Note may be amended or waived with the written consent of the Company, the Parent and the Holder.

12.

Assignment. This Note may not be offered, sold, assigned or transferred by the Holder without the consent of the Company and the Parent, which shall not require the consent of the Company.

WESTMINSTER PHARMACEUTICAL, LLC.

By: ____________________________________

Suren Ajjarapu, CEO

Westminster Pharmaceutical, LLC

1115 Gunn Hwy.

Odessa, Florida 33556

      TRXADE GROUP, INC.

By: ____________________________________

Suren Ajjarapu, CEO

Trxade Group, Inc.

1115 Gunn Hwy.

Odessa, Florida 33556

HOLDER:

By: ____________________________________

Gajan A. Mahendiran and Amudha Mahendiran

Principal Amount of Note: _________________________

Date of Note: ____________________________________

[SIGNATURE PAGE TO CONVERTIBLE PROMISSORY NOTE OF WESTMINSTER PHARMACEUTICAL, LLC.]

EXHIBIT A

ROYALTY PAYMENT SCHEDULE

The Company shall pay the Holder a Royalty Payment (defined below) based on a percentage of Net Profit (defined below) from the Company’s operations during the Term of the Note, as follows:

Loan Amount	Payment Date	Cumulative Profit Percentage Participation of Net Profit
$450,000	October __, 2015	7.5%
$550,000	December 31, 2015	16.67%
$500,000	February 1, 2016	25%

“Royalty Payments” The Company shall pay to Holder a Royalty Payment within forty five (45) days after the end of each calendar quarter, with such calculations to be made one quarter in arrears; based on the Cumulative Profit Percentage Participation above.  Lesser loan amounts or prepayments shall result in proportional adjustment of the Profit Percentage Participation Rate above.

A copy of the Company’s calculation of the amount due and payable shall be provided to Holder within forty five (45) days after the end of each calendar quarter, payable one quarter in arrears.  The Royalty Payments are accrued only during the period the Loan Amounts above are outstanding with the Company.  For example if the Holder loans the Company the loan amounts describe above, the first Royalty Payment is accrued at 7.5% of Net Profits from November 1, 2015 to December 31, 2015.  This first Royalty Payment is due and payable on June 15, 2016.  The second Royalty Payment is accrued at 16.67 % of the Net Profit from January 1 2016 to January 30, 2016, and at 25% of the Net Profit from February 1, 2016 to March 31, 2016.  This second Royalty Payment is due and payable July 15, 2016.

Notwithstanding anything to the contrary, all Royalty Payments herein, shall be based on a cash collected basis, and not an accrual basis for calculating Net Sales and Net Profit and amounts payable to Holder.  For a period of one (1) year following expiration or termination of this Note, the Company shall provide to Holder, within forty five (45) days following the close of each calendar quarter thereof, a reconciliation of all accrued calculations and deductions used in the calculations of Net Sales with the actual cash collected figure resulting in adjustments to Net Profits, which occurred in such quarter, as well as any carried-forward deductions not previously included in the calculation of Net Profits. If the report shows an underpayment to Holder, the Company shall pay Holder the amount of the underpayment at the time it provides the report to Holder. If the report shows an overpayment to Holder, Holder shall pay the Company the amount of the overpayment within thirty (30) days of the receipt of such reconciliation.

“Cost of Goods Sold” or “COGs” shall mean the Company’s or its Affiliate’s fully burdened costs purchasing the Products (defined below), all determined in accordance with GAAP (Generally Accepted Accounting Principles).

“General and Administrative Expenses” or “G&A Expenses” are the indirect costs of operating and marketing related to the Products prepared in accordance with Generally Accepted Accounting Principles (GAAP).

“Net Profit” shall mean Net Sales (defined below) less the COGs less G&A Expenses less interest expense, plus interest income, less taxes, prepared in accordance with Generally Accepted Accounting Principles (GAAP).

“Net Sales” shall mean the total gross sales of Products (defined below) sold by the Company to independent third party customers, less the following deductions to the extent actually paid or allowed: (i) normal quantity discounts, cash discounts or chargebacks actually granted, allowed or incurred in the ordinary course of business in connection with the sale of the Product; (ii) sales and excise taxes, customs and any other taxes, all to the extent added to the sale price and paid by the selling party and not refundable in accordance with applicable law and without reimbursement from any third party (but not including taxes assessed against the income derived from such sale); (iii) freight, insurance and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced and without reimbursement from any third party; (iv) amounts to be repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions, chargebacks, rebates, promotional discounts, promotional allowances or commissions; (v) rebates or allowances actually granted or allowed to group purchasing organizations, managed health care organizations and to governments, including their agencies, or to trade customers; and (vi) returns, allowances, and actual bad debt write-off attributable to the sale of the Product.  Net Sales shall be determined on an accrual basis in accordance with GAAP, but then adjusted on a cash collected basis for calculating payment to Holder.

“Products” shall solely refer to the first three (3) active pharmaceutical ingredients sold by the Company (Westminster Pharmaceuticals, LLC) under its private label program.  These products are not yet identified.  Net Sales above, applies specifically to these Products, and not to other third party sales, or revenue generate from other sources, including but not limited to: Trxade.com and its net fee income as a percentage of the total transactions between the buyer (independent pharmacies) and the seller (wholesaler) of pharmaceutical drugs on the Trxade web-based platform, Inventory Rx.com, Rx.Guru, Pinnacle Tec, and Trxade member and supplier fees.

The Company, as described above, refers only to Westminster Pharmaceutical LLC, and not Trxade Group, Inc., Trxade, Inc. or other affiliates of the Company, except where certain fully burdened costs or expenses are allocated.